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                           CYBEX INTERNATIONAL, INC.
                          ANNOUNCES RESTRUCTURING PLAN


     MEDWAY, MA, DECEMBER 29, 2000 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today announced a reduction in staff as part of a restructuring plan to streamline operations, improve efficiency and
reduce costs.   The restructuring plan includes elimination of about 26% of the workforce, effective immediately.

     Cybex also announced that Robert Hodges, Senior Vice President - Manufacturing and Development, has resigned. This position and the position of Vice President - Engineering, held by Neil Landry, have been eliminated. As part of the Company's restructuring program, product development will become a cross functional effort of sales, marketing, product management, engineering and manufacturing, led by Jason Ferwerda, Vice President of Operations - Medway for cardiovascular equipment and by Ed Kurzontkowski, Vice President of Operations - Owatonna for strength equipment. Ferwerda and Kurzontkowski will also be responsible for manufacturing and engineering in their respective product areas.

     Severance and related charges pertaining to these layoffs and the previously announced resignations of three executive officers are anticipated to result in a fourth quarter non-recurring after-tax charge of approximately $1.5 million. Other fourth quarter non-recurring charges may also result from the restructuring plan.

     The premium-price segment of the exercise equipment market in which the Company competes has become extremely soft during the fourth quarter. In addition, policies adopted as part of the restructuring plan, including a tightening of the Company's credit standards, are expected to negatively impact sales. As a result, the Company anticipates that its net sales for the fourth quarter 2000 will fall 28 % to 32 % below net sales for the corresponding period of 1999 and that the Company will incur a net loss before non-recurring items for the quarter and the year. The Company expects that the softness in sales will continue at least into the first half of 2001.

     John Aglialoro, Chairman and acting Chief Executive Officer, stated: "Cybex faces a challenging market. We have responded forcefully to make the Company a more efficient, streamlined operation. We believe that these steps will not only result in significant cost reductions, but once fully implemented will also place the Company in a position to aggressively seek sales growth and to return to profitability in 2001."

     Commenting on the changes in the product development and manufacturing areas, Mr. Aglialoro continued: "Cybex has moved to a more direct, less bureaucratic system for product development. We are confident that this new system, by combining all relevant disciplines in the product development process while at the same time eliminating needless administrative levels, will lead to faster, more successful new product launches. In addition, manufacturing will now be in the hands of two seasoned Cybex officers."

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     Cybex International, Inc. is a leading manufacturer of premium exercise equipment for consumer and commercial use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving human performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user - from the professional athlete to the rehabilitation patient - to improve their daily human performance. For more information on Cybex and its product line, please visit the Company's web site at www.eCybex.com.

     This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, uncertainties relating to the consolidation of the merged and acquired companies' businesses and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company's financial results can be found in the Company's previously filed Reports on Form 10-K for the year ended December 31, 1999, its Form 10-Q for the period ended September 30, 2000, its Current Reports on Form 8-K, and its proxy statement dated April 18, 2000.

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